Exhibit 10.1


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement"), is effective as of January 1, 2002, (the "Effective Date") between Silver State Vending Corporation (the "Company"), and Richard Bee (the "Executive").

         WHEREAS the Company desires to employ the Executive in an executive capacity and the Executive desires to accept such employment, all upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS the shares of the Company are trading at four cents; and

         WHEREAS the Executive has been working industriously and full time:

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Agreement, the Company and the Executive agree as follows:

         1. Recitals. The above recitals are true and correct and are incorporated herein by reference.

         2. Employment; Term. The Company shall employ the Executive, and the Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement, for an initial term commencing on the Effective Date and expiring on the fifth anniversary of the Effective Date (the "Initial Term"). The term of this Agreement shall automatically be extended for a period of two years (a "Renewal Term"), on the fifth anniversary of the Effective Date and on each subsequent bi-anniversary of the Effective date, unless earlier terminated in accordance with the provisions of Section 6 Termination. For purposes of this Agreement, the word "Term" means the Initial Term and all Renewal Terms. All provisions of this Agreement shall remain in effect during the Initial Term and all Renewal Terms.

         3. Services.
            --------

                  3.1 Office and Duties. During the Term, the Executive shall serve as Chief of International Operations and Director of the Company with such duties, authority and responsibility as are commensurate with such position, including, without limitation, responsibility for reviewing and enhancing the profitability and quality of service of the Company in not only international markets, but domestic, as well. In exercising his duties and responsibilities hereunder, the Executive shall have all the power and authority necessary to fulfill and discharge his duties and responsibilities hereunder. Notwithstanding the foregoing, the Executive shall not, in connection with his employment hereunder, cause or permit the Company or any of its subsidiaries to enter into any agreement, commitment or arrangement with, or pay any fees or other amounts to any Person not dealing at arm's length with the Executive without first disclosing the nature of such relationship to the Board of Director's and obtaining the prior written approval of the Board of Directors to any such agreement, commitment, arrangement or payment. The

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Executive shall be responsible for such additional duties commensurate with his position not materially inconsistent with the foregoing as may be reasonably determined by Board of Directors from time to time.

                  3.2 Best Efforts. During the Term, the Executive shall diligently and competently devote the Executive's best efforts to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote the interests of the Company and otherwise to discharge his obligations under this Agreement.

         4. Compensation.
            ------------

                  4.1 Salary. During the Term, the Executive shall receive a base salary paid on a monthly basis on the first business day of each month ("Base Salary"). For the first six months following the Effective Date, the Executive shall receive a Base Salary of $5,000 per month. For the second sixth month period following the Effective Date, the Executive shall receive a Base Salary of $10,000 per month. For the third six month period following the Effective Date, the Executive shall receive a base salary of $15,000. The Board of Directors may increase these amounts. After 18 months, the Board of Directors shall increase the Executive's Base Pay and again each six months commensurate with the Company's gross profits. Once increased, the Executive's Base Pay shall not be reduced.

                  4.2 Initial Stock Options. The Company shall grant to the Executive options to purchase 2,500,000 shares of common stock of the Company. The exercise price of the options shall be $.04 per share. The Initial Stock Options shall have a term equal to the Term of this Agreement, plus two years after the termination of this Agreement, regardless of the reason for termination. The stock options shall vest 100% on the Effective Date. Upon the exercise of the stock options, Executive shall be deemed the owner of the common stock into which the stock options were exercisable. Upon any change in the number of outstanding shares of the Company's common stock by reason of a stock dividend, stock split, recapitalization, merger, consolidation, exchange of shares, reorganization or other change in the Company's corporate structure or stock, an appropriate and equitable adjustment will be made in the number of shares covered by this option and the option prices thereof. Any such adjustment shall not change the total option price applicable to the unexercised portion of this option, but will provide for corresponding adjustments in the option price for each share covered by this option. All adjustments and determinations made by the Board of Directors of the Company in connection therewith shall be effective and binding for all purposes of this option. The grant of this option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or other changes of its capital or business structure, to merge or consolidate, or to dissolve, liquidate, sell or transfer all or any part of its business or assets, or to do any other corporate act, whether of a similar character or otherwise. Upon the exercise of the options, the Company shall immediately register the opted shares following the Executive's execution of the option.


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                  4.3 Cash Bonus. The Executive shall be entitled to receive an annual cash bonus based on the Executive's performance during the applicable year. The amount of the bonus payable in any year shall be determined by reference to the profitability of the Company and such other measures as the Board of Directors and the Executive may agree. The terms and conditions relating to the payment of the bonus shall be negotiated in good faith. The Cash Bonus shall be no less than 5% of the net profits after all payments of expenses and repayment toward debt.

                  4.4 Stock Option Bonus. The Executive shall be entitled to receive an annual stock option bonus based on the Executive's performance during the applicable year. The amount of the stock option bonus in any year shall be determined by reference to the profitability of the Company and such other measures as the Board of Directors and the Executive may agree. The terms and conditions relating to the stock option bonus shall be negotiated in good faith. The annual stock option bonus shall have the same price and duration terms as the grant of Initial Stock Options as set forth above and such bonus stock options shall be governed by the terms of Section 4.2, in all respects. The minimum number of shares optioned each year shall be 50,000 shares.

         5. Reimbursement of Expenses; Benefits.
            -----------------------------------

                  5.1 Reimbursement of Expense. Upon submission of appropriate documentation and in specific accordance with such guidelines as may be established from time to time by the Company, the Executive shall be entitled to reimbursement for all reasonable, out-of-pocket expenses incurred by him during the Term in connection with the proper and efficient discharge of his duties hereunder. Such reimbursements shall be subject to review by the CEO.

                  5.2 Employee Benefit Plans and Programs. During the Term, the Executive shall be entitled to participate in all pension, medical and dental insurance, hospitalization, disability and other similar employee benefit plans and programs of the Company, subject to eligibility and vesting requirements from time to time in effect, which at any time during the Term may be offered by the Company to its executive officers generally. During the Term, the Company shall pay for 100% of the costs to provide the Executive with "family" coverage under its medical and dental insurance programs to the extent not otherwise available.

                  5.3 Vacations. The Executive shall be entitled to four weeks of paid vacation during each calendar year, taking into consideration the business needs of the Company. The Executive may carryover a maximum of two weeks' unused, accrued vacation to subsequent years.

                  5.4 D & O Insurance. The Company shall purchase and maintain Directors and Officers liability insurance on behalf of the Executive for the Term. To the extent it is available, the Company shall purchase and maintain D & O insurance that offers

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tail coverage, to protect the Executive from actions brought after the Term but arising from alleged events during the Term.

         6. Termination. The Executive's employment under this Agreement may be terminated prior to the end of the Term by the Company or the Executive without any breach of this Agreement only under the following circumstances:

                  6.1 Death. The Executive's employment under this Agreement shall terminate upon the Executive's death.

                  6.2 Disability. In the event of the Executive's "Disability" (as defined below) the Company may terminate employment of the Executive hereunder. "Disability," for the purposes of this Agreement, shall be deemed to have occurred, at the Company's option, in the event the Executive, by reason of mental or physical disability or illness, is unable to perform his duties as described in Section 3 for a period (the "Period of Disability") of more than 180 days in any one employment year, upon the Company giving the Executive at least 30 days' written notice of its intention to so terminate; provided, however, that if the Executive shall resume his duties within 30 days following the receipt of such notice and shall adequately perform such duties for 90 out of 120 consecutive days thereafter, the employment term shall continue in full force and effect and the notice of intention to terminate shall have no further force or validity. Termination due to Disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence. Notwithstanding the provisions contained herein, the Company shall afford the Executive all rights provided by the Americans with Disabilities Act.

                  6.3 Bankruptcy. The Board of Directors may terminate the Executive's employment hereunder if the Company shall become bankrupt or insolvent or if any proceedings for relief under any bankruptcy law or any law providing for the relief of debtors or any proceeding for the dissolution of the Company shall be instituted by or against the Company and such proceedings shall be unstayed and in effect for a period of 90 consecutive days.

                  6.4 Cause. The Company may terminate the Executive's employment under this Agreement for "Cause" (as hereinafter defined). "Cause" shall mean: (A) committing or participation in an injurious act of fraud, gross neglect, wilful misconduct, recklessness, embezzlement or dishonesty against the Company or any of its affiliates; (B) engaging in a criminal enterprise involving moral turpitude; (C) conviction of an act or acts (1) constituting a felony under the laws of the United States or any state thereof, or (2) if applicable, loss of any state or federal license required for the Executive to perform the Executive's material duties or responsibilities for the Company; provided however that this Section 6.4(C)(2) shall not be applicable if such loss of license shall be a result of any actions or inactions outside the Executive's control; (D) habitual neglect of duty, gross incompetence, or wilful disobedience of the reasonable and lawful orders of the Board of Directors or the Company which are not inconsistent with the provisions of this Agreement or the Executive's duties and authority as provided in this Agreement; or (E) breach of or failure to observe any of the material terms or conditions of this Agreement. In the event that the event constituting "Cause" is a criminal offense which the Executive contests by appropriate pleas and proceedings, then at the Company's option the Executive may be suspended from his office (and his compensation shall continue to be paid to him during the period of such suspension). If the Executive is acquitted or the charges against him are withdrawn, then the Executive shall be restored to office. Upon any disposition of the Executive's case that is not an acquittal or withdrawal of charges, the Executive shall be deemed terminated for Cause as of the date of the crime, all compensation paid to him from the date of his suspension shall be forfeited and refunded by the Executive to the Company, provided, however, that (i) the Executive's implementation in good faith of decisions made by the Board of Directors or the Company shall not constitute "Cause," and (ii) if an event constituting "Cause"

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under Sections (A) (with respect to gross neglect only), (D) or (E) is curable, then the Executive shall have the opportunity to cure the same within 30 days after receipt of written notice from the Company setting forth the conduct committed in reasonable detail and that the Company intends to terminate the Executive for "Cause" if the breach is not timely cured.

                  6.5 Good Reason. The Executive may resign his employment hereunder for "Good Reason" (as hereinafter defined). "Good Reason" shall mean the Company's breach of or failure to observe any of the material terms or conditions of this Agreement and the Company's failure to cure the same within 30 days after its receipt of written notice from the Executive, specifying the nature of the breach in reasonable detail and that the Executive will terminate his employment hereunder for Good Reason if the breach is not timely cured.

                  6.6 "Cure" Opportunity. In the event there is a breach or other event giving the Executive or the Company the right to terminate this Agreement after the lapse of a cure period in Section 6.4 or Section 6.5 above, which is capable of being cured and cannot be cured by payment of money and cannot be reasonably cured within the 30 day period applicable under either
Section 6.4 or Section 6.5 above, then the cure period shall be extended for up to 90 days after the expiration of the applicable 30 day period, so long as the Executive or the Company has commenced the cure within the applicable 30 day period and thereafter diligently prosecutes it to completion.

                  6.7 Change in Control. For purposes of this Agreement, a "Change in Control" means any one of the following events:

                           (a) The acquisition, at any time after the date
hereof, by any person, group, or entity of beneficial ownership of 50% or more of the outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in election of directors; or

                           (b) All or any of the individuals who, as the first
business day following signature of this Agreement by all parties, constitute the full Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to this Agreement whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                           (c) Approval by the shareholders of the Company of
(i) a reorganization, merger, or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities; (ii) a liquidation or dissolution of the Company; or (iii) the sale of all or substantially all of the assets of the

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Company, unless the approved reorganization, merger, consolidation, liquidation, dissolution or sale is subsequently abandoned.

         7. Payments to Executive after Termination of Employment.
            ------------------------------------------------------

                  7.1 Payments After Death. If the Executive's employment is terminated under Section 6.1 above, the Executive's designate beneficiary, or, in the absence of such designation, the estate or other legal representative of the Executive (the "Representative"), shall be entitled to (i) all Base Salary, at the rate in effect immediately prior to death, for a period of one year after the date of death, (ii) the cash equivalent of all unused, accrued vacation, and
(iii) a pro rata share of the annual cash and annual stock option bonuses to which the Executive otherwise would have been entitled.

                  7.2 Payments After Termination for Disability. If the Executive's employment hereunder is terminated under Section 6.2 above, the Executive shall be entitled to receive (i) the Base Salary, at the rate in effect immediately prior to the commencement of Disability, for the Term, (ii) the cash equivalent of all unused, accrued vacation, and (iii) the annual cash and annual stock option bonuses for the year in which the Executive was terminated on account of Disability. In addition, the Company shall be responsible for making payments on behalf of the Executive and his family to maintain coverage of health and other benefits under COBRA, for the maximum period allowed. Any amounts provided for in this Section 7.2 shall be in addition to any other long-term disability benefits received from any source by the Executive.

                  7.3 Payments After Termination for Cause. If the Executive's employment hereunder is terminated under Section 6.4 above, the Executive shall receive the Base Salary accrued through the date of termination in accordance with the terms of this Agreement and shall not be entitled to receive any other payments or compensation from the Company of any nature whatsoever.

                  7.4 Payments After Termination for Good Reason, Without Cause or Change of Control. If the Executive's employment hereunder is terminated by the Executive under Section 6.5, is terminated for any reason other than Cause within eighteen months after a Change of Control, or is terminated by the Company other than under Section 6.1, 6.2, or 6.4 above, then the Executive shall receive (i) all salary and benefits provided for in Section 4.1, 4.2, 4.3, and 4.4 above for the Term and (ii) the cash equivalent of any unused, accrued vacation. In addition, the Company, to the extent permitted by law and contract, shall maintain coverage for Executive and his family on all employee benefit plans, as identified in Section 5.2 above, for the Term. If law or contract prevents the Company from maintaining the Executive's and his family's coverage on employee benefit plans, then the Company shall be responsible for making payments on behalf of the Executive and his family to maintain coverage under COBRA for the maximum period allowed.


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         8. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company at the Executive's request, may, in its sole discretion, accept other arrangements, provided that: (a) the Company is satisfied that such other arrangements will satisfy such tax and other payroll obligations in a manner complying with applicable law or regulation; and (b) the Executive shall indemnify the Company against all fines, penalties and costs (including attorneys' fees) in the amount that such other arrangements do not so comply.

         9. Legal Representation and Waiver of Conflicts. The law offices of Scholl, Ticktin, & Associates, P.A. shall be permitted to represent Paul Johnson provided that no conflict of interest, as defined by the Florida Rules Regulating the Bar, exists. To the extent a conflict of interest exists or appears to exist, Paul Johnson, by signing this Agreement below, hereby waives any conflict of interest, individually and in all other capacities. Paul Johnson, individually and in all other capacities, hereby waives any conflict of interest that may exist in the event that the law offices of Scholl, Ticktin, & Associates, P.A. subleases office space to the Company at fair market value. Scholl, Ticktin, & Associates, P.A. may subleases office space to the Company at fair market value.

         10. Notices. All notices, request, demands or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing by personal delivery, by facsimile or by regular mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

                  If to the Company:

                  Silver State Vending Corporation
                  c/o Scholl, Ticktin, & Associates, P.A.
                  Net First Plaza
                  5295 Town Center Road
                  Third Floor
                  Boca Raton, Florida 33486-1003
                  Attn: Peter Ticktin



                  If to the Executive

                  Richard Bee
                  Net First Plaza
                  5295 Town Center Road
                  Third Floor
                  Boca Raton, Florida 33486-1003

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or at such other address or facsimile number as may be given by any of them to the others in writing from time to time and such notices, requests, demands or other communication shall be deemed to have been received when hand delivered, on the day after the date sent by facsimile (with receipt confirmed) or, if mailed, the fourth day following the day of the mailing thereof; provided that if any such notice, request, demand or other communication shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such notice, request, demand or other communication shall be deemed to have been received on the fourth Business Day following the resumption of normal mail service.

         11. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties, and merge and supersede all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof.

         12. Amendments to Agreement. This Agreement shall not be amended except by a writing signed by each party to the Agreement, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to the Agreement.

         13. U.S. Dollars. All dollar amounts in this Agreement are stated in United States Dollars.

         14. Governing Law. This agreement and its validity, construction and performance shall be governed in all respects by the law of the State of Florida, without giving effect to principles of conflicts of laws.

         15. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by the Executive without the prior written consent of the Company. This Agreement may not be assigned by the Company in connection with the sale, transfer or other disposition of all or substantially all of the Company's assets or business without the prior written consent of the Executive.

         16. Pronouns. Whenever the context requires, the use in this Agreement of a pronoun of any gender shall be deemed to refer also to any other gender, and the use of the singular shall be deemed to refer also to the plural.

         17. Headings. The headings of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.


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         18. Consent to Jurisdiction and Service of Process. Each party to this
Agreement (a) hereby irrevocably submits to the jurisdiction of, and agrees that any suit shall be brought only in, the state and federal courts located in Palm Beach County, Florida for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the transactions contemplated hereby, and (b) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution that any such proceeding brought in one of the above-named courts is brought in an inconvenient forum, that the venue of any such proceeding brought in one of the above-named courts is improper, or that this Agreement, or the transactions contemplated hereby may not be enforced in or by such court.

         19. Attorneys' Fees. If any action or proceeding is brought in any court by any party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all of its reasonable costs and expenses incurred in connection with such action, including reasonable attorneys' fees and disbursements.

         20. Calculation of Time Periods. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded.

         21. References to Law. All references in this Agreement to any law, by-law, rule, regulation, order or act of any government, governmental body or other regulatory body or authority shall be construed as a reference thereto as amended or re-enacted from time to time or as a reference to any successor thereto.

         22. Execution in Counterparts. This Agreement may be executed in several counterparts, by original or facsimile signature, each of which so executed shall be deemed to be an original and such counterparts together shall be deemed to be one and the same instrument, which shall be deemed to be executed as of the date first above written.

         23. Further Assurances. The parties hereto shall sign such further documents and do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every party thereof.

         24. Survival. Any termination of this Agreement shall not affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

         25. Severability. The invalidity or unenforceability, in whole or in part, or any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.


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         26. Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.


         THE EXECUTIVE AND THE COMPANY EACH ACKNOWLEDGES THAT HE OR IT HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

         IN WITNESS WHEREOF, the parties have executed this Agreement on March 31, 2002.


                                               THE COMPANY:

                                               SILVER STATE VENDING CORPORATION



By                                             By:
   -------------------------------               -------------------------------


Its:                                           Its:
    ------------------------------                 -----------------------------


                                               THE EXECUTIVE:



                                               ---------------------------------
                                                     RICHARD BEE


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